Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-266255 and 333-103229 on Form S-8 of Plumas Bancorp and Subsidiary of our report dated June 24, 2024, appearing in this Annual Report on Form 11-K of the Plumas Bank 401(k) Profit Sharing Plan for the year ended December 31, 2023.

/s/ EIDE BAILLY LLP

Denver, Colorado

June 24, 2024